Exhibit 10.23

TUT SYSTEMS, INC.

Summary of Non-Management Director

Compensation Plan

Effective for Calendar Year 2006

Cash Compensation

•	Annual retainer of $25,000.

•	Additional meeting bonus retainer of $12,500 for attendance at all (100%) regularly scheduled quarterly Tut Systems’ Board meetings.

•	Directors may voluntarily elect to receive up to 100% of all cash retainers in the form of Tut Systems’ common stock with a 10% value premium (e.g., if total cash retainer is $37,500, a director may voluntarily elect to receive up to $41,250 in common stock). Common stock grants will be subject to the holding requirements of the Company’s stock ownership guidelines, when adopted by the Board of Directors.

•	All Cash Compensation (or common stock if so elected), except the additional meeting bonus retainer, is paid at the beginning of the calendar year (January). The meeting bonus retainer is paid at the end of the calendar year (December), based on calendar year attendance.

Equity Compensation

•	Initial stock option grant of 30,000 shares upon first election to the board.

•	Annual restricted stock unit grant value of $37,500 (approximately 12,100 shares at current price of $3.10/share) awarded on the date of the Company’s Annual Stockholders’ Meeting.

•	Equity awards will vest at a rate of one-third per year over three years.

•	All Equity Compensation is awarded on the date of the Company’s Annual Stockholders’ Meeting.